Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

ProQR Therapeutics N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, nominal value €0.04 per share	457(a)	3,288,272	(1)(2)	$11.9379	(4)	$39,261,967.68	$0.0000927	$3,639.58
	Equity	Ordinary shares, nominal value €0.04 per share	457(a)	376,952	(1)(3)	$11.9379	(4)	$4,500,806.88	$0.0000927	$417.22
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-			-	-	-	-
	Total Offering Amounts							$43,762,774.56		$4,056.80
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$4,056.80

(1)	This Registration Statement also covers an indeterminate number of additional ordinary shares, nominal value €0.04 per share, of ProQR Therapeutics N.V. (the “Registrant”) that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents ordinary shares issuable upon conversion of certain of the Registrant’s convertible notes due June 29, 2026 (inclusive of principal and/or interest thereon the “Convertible Notes”), which were acquired by the selling shareholders in a private placement. The number of ordinary shares registered by the Registrant represents a good faith estimate of the number of ordinary shares which will be issued upon conversion of the Convertible Notes, assuming for purposes hereof, that the Convertible Notes will accrue interest through June 29, 2026 at a rate of 8.2% per annum. If the Convertible Notes convert after the Registrant has paid some of the principal balance or accrued interest on the Convertible Notes, the actual number of shares issuable to the selling shareholders upon conversion of the Convertible Notes, if any, could be materially less than 3,288,272 ordinary shares depending on the amount of principal and accrued but unpaid interest that is converted into shares of ordinary shares at the time. This presentation is not intended to constitute an indication or prediction of the date on which the selling shareholders will convert the Convertible Notes into ordinary shares, if at all.
(3)	Represents the maximum number of ordinary shares issuable upon exercise of warrants to purchase ordinary shares, which were issued to the selling shareholders in a private placement.
(4)	Represents the fixed conversion price of the Convertible Notes and fixed exercise price of the warrants to purchase ordinary shares, which were issued to the selling shareholders in a private placement.